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Exhibit 23.1

Independent Accountants' Consent

        We consent to the use of our report dated August 8, 2003, except for Note 25, as to which the date is August 19, 2003, with respect to the consolidated balance sheets of Electro Scientific Industries, Inc. and subsidiaries as of May 31, 2003 and June 1, 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended May 31, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

        As indicated in Note 2 to these consolidated financial statements, the Company has restated its consolidated financial statements as of and for the year ended June 1, 2002.

/s/ KPMG LLP

October 31, 2003

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  Exhibit 23.1
Independent Accountants' Consent